Exhibit 10.1 (e)
Execution Copy
FIFTH AMENDMENT TO AMENDED AND RESTATED
CREDIT AGREEMENT AND TEMPORARY WAIVER AGREEMENT
     THIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND TEMPORARY WAIVER AGREEMENT (this “Fifth Amendment”) is made and entered into as of November 14, 2007 among AMERICAN COLOR GRAPHICS, INC., a New York corporation (together with any permitted successors and assigns, the “Borrower”), the Guarantor signatory hereto, the financial institutions identified on the signature pages hereof as Lenders (collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Agent”).
RECITALS
     1. THE BORROWER, THE GUARANTOR, THE LENDERS AND THE AGENT ARE PARTIES TO THAT CERTAIN AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MAY 5, 2005, AS AMENDED BY THAT CERTAIN FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF SEPTEMBER 26, 2006, AS FURTHER AMENDED BY THAT CERTAIN SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF MARCH 30, 2007, AS FURTHER AMENDED BY THAT CERTAIN THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF JUNE 13, 2007, AS FURTHER AMENDED BY THAT CERTAIN LETTER AGREEMENT DATED AS OF JULY 3, 2007, AND AS FURTHER AMENDED BY THAT CERTAIN FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF AUGUST 28, 2007 (AS HERETOFORE AMENDED, THE “EXISTING CREDIT AGREEMENT”).
     2. THE BORROWER HAS ADVISED THE AGENT AND THE LENDERS THAT THE BORROWER WILL BE UNABLE TO SATISFY THE REQUIREMENTS OF (I) SECTION 7.01(A) OF THE EXISTING CREDIT AGREEMENT, WITH RESPECT TO DELIVERY OF AN OPINION BY ITS CERTIFIED PUBLIC ACCOUNTANTS NOT SUBJECT TO A GOING CONCERN QUALIFICATION, FOR THE FISCAL YEAR ENDING MARCH 31, 2007, AND (II) SECTION 8.11 OF THE EXISTING CREDIT AGREEMENT (THE FIRST LIEN LEVERAGE RATIO), WITH RESPECT TO THE FISCAL QUARTERS ENDING SEPTEMBER 30, 2007 AND DECEMBER 31, 2007.
     3. THE BORROWER HAS FURTHER ADVISED THE AGENT AND THE LENDERS THAT IT HAS REACHED AN AGREEMENT WITH CERTAIN HOLDERS OF THE SECOND LIEN NOTES PURSUANT TO WHICH THE BORROWER WILL

SOLICIT THE CONSENT OF THE HOLDERS OF AT LEAST 90% OF THE OUTSTANDING PRINCIPAL AMOUNT OF THE SECOND LIEN NOTES (SUCH HOLDERS BEING REFERRED TO HEREIN AS THE “CONSENTING NOTEHOLDERS”) BY WHICH SUCH CONSENTING NOTEHOLDERS WOULD (I) ACCEPT PROMISSORY NOTES (THE “SECOND LIEN SUPPLEMENTAL NOTES”), DUE MARCH 15, 2008, IN LIEU OF CASH PAYMENT OF SCHEDULED INTEREST DUE ON DECEMBER 15, 2007 UNDER THE SECOND LIEN NOTES, (II) PROSPECTIVELY WAIVE ANY DEFAULT OR EVENT OF DEFAULT AS A RESULT OF THE BORROWER’S FAILURE TO PAY IN CASH THE INTEREST DUE TO THE CONSENTING NOTEHOLDERS ON DECEMBER 15, 2007 UNDER THE SECOND LIEN NOTES, AND (III) CAUSE THE SECOND LIEN INDENTURE TO BE AMENDED TO ALLOW THE INCURRENCE BY THE BORROWER OF AN ADDITIONAL $5 MILLION OF SECURED INDEBTEDNESS.
     4. THE BORROWER HAS REQUESTED THAT THE LENDERS (I) PROVIDE A LIMITED WAIVER OF THE PENDING DEFAULTS (AS HEREINAFTER DEFINED), (II) CONTINUE TO MAKE AVAILABLE TO THE BORROWER THE LOANS AND LETTERS OF CREDIT, AND (III) AMEND THE EXISTING CREDIT AGREEMENT TO INCREASE THE AMOUNT OF THE TERM LOANS BY $5 MILLION.
     5. THE LENDERS ARE WILLING TO PROVIDE A LIMITED WAIVER OF THE PENDING DEFAULTS, CONTINUE TO MAKE AVAILABLE THE LOANS AND LETTERS OF CREDIT TO THE BORROWER, AND INCREASE THE AMOUNT OF THE TERM LOAN BY $5 MILLION, BASED UPON AND SUBJECT TO THE TERMS AND CONDITIONS SPECIFIED IN THIS FIFTH AMENDMENT.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
PART 1
Definitions
     Section 1.1. Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Fifth Amendment have the following meanings:
     “Amended and Restated Second Lien Indenture” means that certain Amended and Restated Indenture, dated as of November 14, 2007, among the Borrower, the Parent, and The Bank of New York Trust Company, N.A., as trustee, issued in connection with the Second Lien Supplemental Notes and amending the Second Lien Indenture.
     “Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.
     “Consenting Noteholders” shall have the meaning ascribed to it in the Recitals hereto.
     “Fifth Amendment Effective Date” shall mean, in accordance with Part 5 of this Fifth Amendment, the date upon which the Borrower has satisfied in the determination of the Agent and the Lenders (or satisfaction thereof has been waived by the Agent and the Lenders) each of the conditions set forth in Part 5 of this Fifth Amendment.
     “Fifth Amendment Fee Letter” means the letter agreement, dated as of the Fifth Amendment Effective Date, between the Borrower and the Agent.
     “Pending Defaults” means (A) the Borrower’s failure to satisfy the requirements of (i) Section 7.01(a) of the Existing Credit Agreement, with respect to delivery of an opinion by its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007, and (ii) Section 8.11 of the existing credit agreement (the first lien leverage ratio), with respect to the fiscal quarters ending September 30, 2007 and December 31, 2007, and (B) any Default existing as a result of the Borrower’s acknowledgements set forth in Section 2.1(c) of the Fifth Amendment.
     “Second Lien Supplemental Notes” shall have the meaning ascribed to it in the Recitals hereto.
     Section 1.2. Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Fifth Amendment have the meanings provided in the Amended Credit Agreement.
PART 2

Limited Waiver and Reaffirmation
     Section 2.1. Limited Waiver. (a) The Loan Parties acknowledge that the Pending Defaults will result from the Borrower’s failure to be able to comply with (i) the financial covenant contained in Section 8.11 of the Existing Credit Agreement for the fiscal quarters ending nearest September 30, 2007 and December 31, 2007, respectively, and (ii) the requirement in Section 7.01(a) of the Existing Credit Agreement that the Borrower’s annual financial statements be accompanied by the opinion of its certified public accountants not subject to a going concern qualification, for the fiscal year ending March 31, 2007. Effective on (and subject to the occurrence of) the Fifth Amendment Effective Date, the Lenders hereby waive the Pending Defaults for the period from September 30, 2007 through and including February 15, 2008 (the “Waiver Period”) for all purposes of the Existing Credit Agreement (including, without limitation, Section 5.02(b) thereof). This limited waiver shall not modify or affect (i) the Borrower’s obligation to comply with the terms of Section 8.11 of the Amended Credit Agreement as measured for the fiscal quarters ending nearest September 30, 2007 and December 31, 2007, respectively, (ii) the Borrower’s obligation to comply with the terms of Section 8.11 of the Amended Credit Agreement as measured at the end of any fiscal quarter other than the ones ending nearest September 30, 2007 and December 31, 2007, (iii) the Borrower’s obligation to comply with the terms of Section 7.01(a) of the Amended Credit Agreement for the fiscal year ending nearest March 31, 2007, (iv) the Borrower’s obligation to comply with the terms of Section 7.01(a) of the Amended Credit Agreement for any fiscal year other than the one ending nearest March 31, 2007, or (iv) the Loan Parties’ obligation to comply fully with any other duty, term, condition, obligation or covenant contained in the Amended Credit Agreement or the other Loan Documents.
     (b) Except for the limited waiver set forth above, nothing contained herein shall be deemed to constitute or imply a waiver of any rights or remedies which the Agent or any Lender may have under the Amended Credit Agreement, any other Loan Document, or under applicable law; it being understood that the Agent and the Lenders may not exercise their rights and remedies with respect to the Pending Defaults during the Waiver Period as long as no other Default or Event of Default occurs or exists. The limited waiver set forth herein shall be effective only in this specific instance for the duration of the Waiver Period and shall not obligate the Lenders or the Agent to waive any other Default or Event of Default, now existing or hereafter arising. This is a one-time waiver, and the Agent and the Lenders shall have no obligation to extend the waiver or otherwise amend the Amended Credit Agreement at the end of the Waiver Period. This limited waiver shall not establish a custom or course of dealing or conduct between the Agent, any Lender, the Borrower or any other Loan Party.
     (c) The Loan Parties acknowledge and agree that unless the Required Lenders further amend the Amended Credit Agreement or otherwise agree in writing to continue this waiver beyond February 15, 2008, an Event of Default will exist under the Amended Credit Agreement as of February 15, 2008, for which no grace period or cure period shall apply, and the Agent and the Lenders may pursue all rights and remedies available to them under the Amended Credit Agreement, the Loan Documents and applicable law. The Loan Parties further acknowledge and agree that, to the extent any Defaults or Events of Default (other than the Pending Defaults) now exist or hereafter arise during the Waiver Period, the Agent and the Lenders may immediately pursue all rights and remedies available to them in respect thereof under the Amended Credit Agreement, the other Loan Documents, and applicable law. The Agent hereby acknowledges that, to the best of its knowledge as of the date hereof, before giving effect to the foregoing limited waiver, there are no Defaults or Events of Default under the Existing Credit Agreement other than the Pending Defaults.
     Section 2.2. Reaffirmation of Loan Party Obligations. Each Loan Party hereby ratifies the Amended Credit Agreement and acknowledges and reaffirms (i) that it is bound by all terms of the Amended Credit Agreement and (ii) that it is responsible for the observance and full performance of the Obligations, including without limitation the repayment of the Term Loan (as increased in amount pursuant to this Fifth Amendment) and the Revolving Loans, in accordance with the terms of the Amended Credit Agreement. Without limiting the generality of the preceding sentence, (i) the Parent as Guarantor restates and reaffirms that it guarantees the prompt payment when due of all Obligations, including without limitation the Term Loan as increased in amount pursuant to this Fifth Amendment, in accordance with, and pursuant to the terms of, Article IV of the Amended Credit Agreement and (ii) each of the Loan Parties agrees that all references in the Collateral Documents to the term “Secured Obligations” shall be deemed to include all of the obligations of the Loan Parties to the Lenders and the Agent, whenever arising, under the Amended Credit Agreement, the Collateral Documents or any of the other Loan Documents (including, but not limited to, any interest, expenses and cost and charges that accrue after the commencement by or against any Loan Party or any Affiliate thereof or any proceedings under any Debtor Relief Laws naming such Person as the debtor in such proceeding). Each Loan Party further represents and warrants to the Agent and the Lenders that none of the Loan Parties has any claims, counterclaims, offsets, credits or defenses to the Loan Documents or the performance of their respective obligations thereunder, or if any Loan Party has any such claims, counterclaims, offsets, creditors or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby fully and irrevocably waived, relinquished and released in consideration of the execution and delivery of this Fifth Amendment by the Agent and the Lenders.
PART 3
Amendments to Existing Credit Agreement
     Effective on (and subject to the occurrence of) the Fifth Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part 3. Except as so amended, the Existing Credit Agreement shall continue in full force and effect.

     Section 3.1. Deletion of Definition of “Total Liquidity Measurement Dates”. Section 1.01 of the Existing Credit Agreement is amended by deleting the definition of “Total Liquidity Measurement Dates”.
     Section 3.2. Addition of New Definitions in Section 1.01. Section 1.01 of the Existing Credit Agreement is amended by adding the following definitions in the appropriate alphabetical order:
     “Amended and Restated Second Lien Indenture” means that certain Amended and Restated Indenture, dated as of November 14, 2007, among the Borrower, the Parent, and The Bank of New York Trust Company, N.A., as trustee, issued in connection with the Second Lien Supplemental Notes and amending the Second Lien Indenture.
     “Fifth Amendment” means that certain Fifth Amendment to Amended and Restated Credit Agreement and Temporary Waiver Agreement, dated as of November 14, 2007, by and among the Borrower, the Parent, the Administrative Agent and the Lenders.
     “Fifth Amendment Effective Date” means the date upon which each of the conditions precedent to the effectiveness of the Fifth Amendment, as set forth in Part 5 of the Fifth Amendment, have been satisfied according to the terms thereof.
     “Second Lien Supplemental Notes” means the Borrower’s promissory notes, issued to certain holders of the Second Lien Notes in lieu of the regularly scheduled interest due December 15, 2007, in the aggregate principal amount not to exceed $16,800,000, and with a maturity date of March 15, 2008.
     “Supplemental Term Loan Advance” has the meaning specified in Section 2.01(b).
     Section 3.3. Amendment of Definition of “Aggregate Term Loan Commitments”. The definition of “Aggregate Term Loan Commitments” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Aggregate Term Loan Commitments” means the Term Loan Commitments of all the Lenders. The amount of the Aggregate Term Loan Commitments in effect and to be funded on the Closing Date is THIRTY-FIVE MILLION DOLLARS ($35,000,000) and the amount of the Aggregate Term Loan Commitments in effect and to be funded on the Fifth Amendment Effective Date is an additional FIVE MILLION DOLLARS ($5,000,000).

     Section 3.4. Amendment of Definition of “Eligible Assignee”. The definition of “Eligible Assignee” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) with respect to Revolving Loans only, the L/C Issuer in its sole discretion; provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     Section 3.5. Amendment of Definition of “Interest Period”. The definition of “Interest Period” in Section 1.01 of the Existing Credit Agreement is hereby amended by (i) striking the word “and” at the end of clause (b), (ii) replacing the period at the end of clause (c) with a semi-colon and adding the word “and” after the semi-colon, and (iii) adding the following new clause “(d)”:
     (d) from and after the Fifth Amendment Effective Date, the Borrower may not select any Interest Period in its Loan Notice which is longer than one month.
     Section 3.6. Amendment of Definition of “Second Lien Indenture”. The definition of “Second Lien Indenture” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Second Lien Indenture” means that certain Indenture, dated as of July 3, 2003, among the Borrower, the Parent and The Bank of New York, as trustee, as amended by the Amended and Restated Second Lien Indenture.
     Section 3.7. Amendment of Definition of “Term Loan”. The definition of “Term Loan” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Term Loan” has the meaning specified in Section 2.01(b). For the avoidance of doubt, it is understood and agreed that the Term Loan consists of (i) the initial $35,000,000 term loan advance made by the Lenders on the Closing Date and (ii) the Supplemental Term Loan Advance made by the Lenders on the Fifth Amendment Effective Date.
     Section 3.8. Amendment of Definition of “Term Loan Commitment.” The definition of “Term Loan Commitment” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Term Loan Commitment” means, collectively as to each Lender, (i) its obligation to make its portion of the initial Term Loan advance of $35,000,000 to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01, and (ii) its obligation to make its portion of the Supplemental Term Loan Advance to the

Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01.
     Section 3.9. Amendment of Definition of “Total Liquidity”. The definition of “Total Liquidity” in Section 1.01 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     “Total Liquidity” means the sum of (i) the aggregate amount of all cash and Cash Equivalents of the Loan Parties and all cash and Cash Equivalents of Finco which are available for distribution to the Borrower, (ii) the Aggregate Revolving Commitments minus the Total Revolving Outstandings, (iii) the amount of Finco’s Availability (as defined in that certain Credit Agreement, dated as of September 26, 2006, by and among Finco, the Receivables Financier, and Bank of America, N.A. as agent for the Receivables Financier, as such agreement may be modified or supplemented from time to time), and (iv) the amount of additional Availability that would be created under such Credit Agreement, as of any date of determination, if the Borrower were to transfer all additional qualifying receivables to Finco pursuant to the terms and conditions of that certain Contribution and Sale Agreement, dated as of September 26, 2006, between the Borrower and Finco (as amended from time to time). For purposes of this definition, cash and Cash Equivalents of the Loan Parties and Finco shall include (without duplication) all deposits which have been made into lockboxes of the Loan Parties and Finco in the ordinary course of business but which have not cleared or been released.
     Section 3.10. Amendment of Section 2.01(b). Section 2.01(b) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (b) Term Loan. On the Closing Date, the Lenders advanced a term loan to the Borrower in an aggregate principal amount of THIRTY-FIVE MILLION DOLLARS ($35,000,000), and such term loan remained outstanding in this principal amount immediately prior to the Fifth Amendment Effective Date. On the Fifth Amendment Effective Date, the Lenders will make an additional term loan advance to the Borrower in the aggregate principal amount of FIVE MILLION DOLLARS ($5,000,000) (the “Supplemental Term Loan Advance”), such that after giving effect thereto, the aggregate principal amount of the term loan outstanding on and after the Fifth Amendment Effective Date will be FORTY MILLION DOLLARS ($40,000,000) (collectively, the “Term Loan”). On the Fifth Amendment Effective Date, each Lender severally agrees to make its portion of the Supplemental Term Loan Advance to the Borrower, in an amount not to exceed such Lender’s applicable percentage of the Supplemental Term Loan Advance, as indicated on Schedule 2.01, multiplied by $5,000,000. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     Section 3.11. Amendment of Section 2.04(c)(ii). Section 2.04(c)(ii) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

     (ii)(A) in the case of any such prepayment during the period beginning on the date that is 181 days after the Amendment No. 1 Effective Date and ending on September 26, 2007, the principal amount of such prepayment multiplied by 3%, (B) in the case of any such prepayment made during the period beginning on September 27, 2007 and ending on June 30, 2008, the principal amount of such prepayment multiplied by 2%, (C) in the case of any such prepayment made during the period beginning on July 1, 2008 and ending on September 26, 2008, the principal amount of such prepayment multiplied by 1%, and (D) no such compensation, in the case of any such prepayment made on or after September 27, 2008.
     Section 3.12. Amendment of Section 2.05(b)(ii). Section 2.05(b)(ii) of the Existing Credit Agreement is hereby amended in its entirety by revising clause (ii) thereof to read as follows:
     (ii) The Aggregate Term Loan Commitments automatically shall be permanently reduced by $35,000,000 on the Closing Date upon the initial funding of the Term Loan, and the Aggregate Term Loan Commitments in respect of the Supplemental Term Loan Advance automatically shall be permanently reduced on the Fifth Amendment Effective Date upon the funding of the Supplemental Term Loan Advance.
     Section 3.13. Amendment of Section 2.05(c)(ii). Section 2.05(c)(ii) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (ii)(A) the Reduction Amount multiplied by 3%, in the case of any such reduction occurring during the period beginning on the date that is 181 days after the Amendment No. 1 Effective Date and ending on September 26, 2007, (B) the Reduction Amount multiplied by 2%, in the case of any such reduction made during the period beginning on September 27, 2007 and ending on June 30, 2008, (C) the Reduction Amount multiplied by 1%, in the case of any such reduction occurring during the period beginning on July 1, 2008 and ending on September 26, 2008, and (D) no such compensation, in the case of any such commitment reduction made on or after September 27, 2008.
     Section 3.14. Amendment of Section 2.06. Section 2.06 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (a) Revolving Loans. On the Maturity Date, the Borrower shall repay the aggregate principal amount of all Revolving Loans outstanding on such date.
     (b) Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan in two installments as follows: (i) on February 15, 2008, the Borrower shall repay $5,000,000 of the Term Loan, to be shared ratably by the Lenders in proportion to the aggregate amount of the Supplemental Term Loan Advance made by each Lender (or in the event any

Lender making any portion of the Supplemental Term Loan Advance has assigned all or any portion thereof, then, in proportion to the aggregate amount of the Supplemental Term Loan Advance held by each Lender after giving effect to such assignments); and (ii) on the Maturity Date, the Borrower shall repay the remaining aggregate principal amount of the Term Loan outstanding on such date.
     Section 3.15. Amendment of Section 6.05(e). Section 6.05(e) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (e) Since March 30, 2007, except as and to the extent disclosed by the Borrower in reports filed with the SEC prior to November 7, 2007, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
     Section 3.16. Amendment of Section 7.02(l). Section 7.02(l) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (l) Within two (2) Business Days after the Friday of each week, deliver to the Administrative Agent a certificate, in form, detail, and substance reasonably satisfactory to the Administrative Agent, signed by the chief financial officer or the vice president and assistant treasurer of the Borrower, calculating the Total Liquidity as of such preceding Friday.
     Section 3.17. Amendment of Section 7.10. Section 7.10 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     7.10 Inspection Rights.
     Permit representatives and independent contractors of the Administrative Agent or the Lenders to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and (so long as an officer of the Borrower is given an opportunity to be present) independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon at least two Business Days advance notice to the Borrower.
     Section 3.18. Amendment of Section 8.01. Section 8.01 of the Existing Credit Agreement is hereby amended by deleting the word “and” at the end of clause (r), replacing the period at the end of clause (s) with a semi-colon and the word “and”, and adding a new clause (t) which reads as follows:
     (t) Liens securing Indebtedness evidenced by the Second Lien Supplemental Notes and the Second Lien Indenture, provided that such Liens are subordinated to the Liens in favor of the Administrative Agent (securing the Obligations) pursuant to the terms of the Intercreditor Agreement.

     Section 3.19. Amendment of Section 8.03. Section 8.03 of the Existing Credit Agreement is hereby amended by deleting the word “and” at the end of clause (i), replacing the period at the end of clause (j) with a semi-colon and the word “and”, and adding new clauses (k) and (l) which read as follows:
     (k) Indebtedness of the Borrower under the Second Lien Supplemental Notes; and
     (l) without duplication, Indebtedness of the Parent in respect of its Guarantees of the Second Lien Notes and the Second Lien Supplemental Notes.
     Section 3.20. Amendment of Section 8.13(a). Section 8.13(a) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (a) Amend or modify any of the terms of any Indebtedness of any of the Loan Parties (other than Indebtedness under the Loan Documents) if such amendment or modification would add or change any terms in a manner adverse to the Loan Parties or the Lenders, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto; provided, it being understood and agreed that the Borrower’s issuance of the Second Lien Supplemental Notes is not prohibited by this Section 8.13(a).
     Section 3.21. Amendment of Section 8.15(b). Section 8.15(b) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (b) Permit the Parent to (i) hold any assets or have any liabilities other than (A) the Capital Stock of the Borrower, (B) the liabilities under the Loan Documents and its Guarantee of the Borrower’s obligations under the Second Lien Indenture, (C) tax liabilities in the ordinary course of business, (D) corporate, administrative and operating expenses in the ordinary course of business or (E) intercompany payables and receivables in connection with the Tax Sharing Agreement and employee stock compensation plans or (ii) engage in any business other than (A) owning the Capital Stock of the Borrower and activities incidental or related thereto, (B) acting as a Guarantor hereunder and pledging its assets to the Administrative Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party and (C) Guaranteeing the Borrower’s obligations under the Second Lien Indenture and pledging its assets to the trustee thereunder, for the benefit of the holders of the Second Lien Notes and the Second Lien Supplemental Notes.
     Section 3.22. Amendment to Section 8.22. Section 8.22 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

     8.22 Minimum Total Liquidity. Permit the Total Liquidity as of the close of business on Friday of each week (or if any Friday is not a Business Day, on the immediately preceding Thursday) to be less than $4,000,000.
     Section 3.23. Amendment of Section 11.04(a). Section 11.04(a) of the Existing Credit Agreement is hereby amended in its entirety to read as follows:
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with any of the Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) without limiting the generality of the foregoing, all reasonable fees and expenses of any financial advisory or accounting firm retained by the Administrative Agent, at the direction of the Required Lenders, in connection with the review, analysis, appraisal, valuation or restructuring of the Loan Parties or their respective Properties. The Borrower’s obligation to pay all such costs, expenses and charges includes, without limitation, any such costs, expenses and charges that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceedings under any Debtor Relief Laws naming such Person as the debtor in such proceedings.
     Section 3.24. Amendment of Schedule 2.01. Schedule 2.01 of the Existing Credit Agreement is hereby replaced with a new Schedule 2.01 in the form and content attached hereto as Exhibit “A”.
PART 4
Representations and Warranties
     Each of the Loan Parties represents and warrants to the Agent and the Lenders that, as of the Fifth Amendment Effective Date:

     Section 4.1. Authority. Each Loan Party has all the necessary corporate power to make, execute, deliver, and perform this Fifth Amendment, has taken all necessary corporate action to authorize the execution, delivery and performance of this Fifth Amendment and has duly executed and delivered this Fifth Amendment. This Fifth Amendment and the Amended Credit Agreement constitute the legal, valid and binding obligations of each of the Loan Parties, enforceable against each of them in accordance with its terms except as such enforceability may be subject to (a) applicable Debtor Relief Laws and (b) general principles of equity.
     Section 4.2. No Legal Obstacle to Agreement. Neither the execution of this Fifth Amendment, the making by the Borrower of any borrowings under the Amended Credit Agreement, nor the performance of the Amended Credit Agreement has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which any Loan Party is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to any Loan Party, or result in the creation under any agreement or instrument of any security interest, lien, charge, or encumbrance upon any of the assets of any Loan Party. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by any Loan Party of this Fifth Amendment, the Amended Credit Agreement, or the transactions contemplated hereby or thereby, or the making of any borrowings by the Borrower under the Amended Credit Agreement.
     Section 4.3. Incorporation of Certain Representations. The representations and warranties set forth in Article VI of the Amended Credit Agreement are true and correct in all material respects on and as of the Fifth Amendment Effective Date as though made on and as of the date hereof, except for any representations and warranties that expressly relate solely to an earlier date, which representations and warranties were true and accurate in all material respects on and as of such earlier date.
     Section 4.4. Default. No Default or Event of Default has occurred and is continuing under the Amended Credit Agreement (other than the Pending Defaults).
PART 5
Conditions to Effectiveness
     This Fifth Amendment shall be and become effective as of the Fifth Amendment Effective Date provided that each of the conditions set forth in this Part 5 shall have been satisfied in the determination of the Agent and the Lenders (or satisfaction thereof has been waived by the Agent and the Lenders) on or before November 14, 2007. If the Borrower fails to satisfy each of the conditions set forth in this Part 5 prior to 5:00 p.m. (Eastern time) on November 14, 2007, then, at the option of the Agent and the Required Lenders, upon notice to the Borrower, this Fifth Amendment shall be null and void.
     Section 5.1. Counterparts of Amendment. The Agent shall have received counterparts (or other evidence of execution, including telephonic message, satisfactory to the Agent) of this Fifth Amendment, which collectively shall have been duly executed on behalf of each of the Borrower, the Guarantor, the Lenders and the Agent.
     Section 5.2. Corporate Action. The Borrower shall have delivered to the Agent certified copies of all necessary corporate action taken by each Loan Party approving this Fifth

Amendment, and each of the documents executed and delivered in connection herewith or therewith (including, without limitation, a certificate setting forth the resolutions of the board of directors of each Loan Party authorizing the amendments to the Existing Credit Agreement herein provided for and the execution, delivery and performance of this Fifth Amendment). The Agent shall have received a certificate, signed by the Secretary or an Assistant Secretary of each Loan Party, dated as of the date hereof, as to the incumbency of the person or persons authorized to execute and deliver this Fifth Amendment and any instrument or agreement required hereunder on behalf of each Loan Party, as applicable.
     Section 5.3. Second Lien Amendment Documents. The Borrower shall have provided the Agent with (a) a certified copy of the fully executed Amended and Restated Second Lien Indenture, increasing the amount of secured indebtedness which may be incurred by the Borrower under the Amended Credit Agreement by at least $5,000,000 and otherwise consistent with the terms of this Fifth Amendment, such Amended and Restated Second Lien Indenture being in form and substance reasonably acceptable to the Agent, (b) a certified copy of the fully executed Second Lien Supplemental Notes, in form and substance reasonably acceptable to the Agent, and (c) all other documents, instruments, and filings executed by the Borrower or the Parent related thereto, each in form and substance reasonably satisfactory to the Agent. The effectiveness of the Amended and Restated Second Lien Indenture and the Second Lien Supplemental Notes, and each of the other documents, instruments and agreements executed by the Borrower related thereto, shall not be subject to any conditions precedent which remain unsatisfied, other than the effectiveness of this Fifth Amendment.
     Section 5.4. Consenting Noteholders’ Waiver and Consent. The Borrower shall have provided the Agent with a certified copy of each of the Borrower’s agreements with the Consenting Noteholders, reasonably acceptable in form and substance to the Agent, pursuant to which inter alia holders of Second Lien Notes comprising at least 90% of the principal amount of all outstanding Second Lien Notes have agreed to waive any default or event of default under the Second Lien Notes and the Second Lien Indenture (the “Second Lien Note Waiver”) associated with the Borrower’s issuance of the Second Lien Supplemental Notes in lieu of cash payment to the Consenting Noteholders with respect to interest due on December 15, 2007 under the Second Lien Notes. The effectiveness of such agreements, including without limitation the Second Lien Note Waiver, shall not be subject to any conditions precedent which remain unsatisfied, other than the effectiveness of this Fifth Amendment.
     Section 5.5. Officer’s Certificate. The Agent shall have received a certificate executed by the chief executive officer or the chief financial officer of the Borrower, as of the Fifth Amendment Effective Date, in form and substance satisfactory to the Agent, stating that the Borrower’s Obligations with respect to the Revolving Loans and the Term Loan, as increased in aggregate amount in accordance with this Fifth Amendment, constitute (i) “Senior Lender Claims” under and as defined in the Intercreditor Agreement and (ii) “First Priority Lien Obligations” under and as defined in the Second Lien Indenture and the Amended and Restated Second Lien Indenture.
     Section 5.6. Acknowledgement Agreement. The Agent shall have received an acknowledgement, executed by the Borrower and the trustee under the Second Lien Indenture, in form and substance reasonably acceptable to the Agent, stating inter alia that (A) the Loans under the Amended Credit Agreement in the aggregate principal amount of $95 million, after giving effect to the increase in the Term Loan contemplated by this Fifth Amendment, constitute

(i) “Senior Lender Claims” within the meaning of the Intercreditor Agreement and (ii) “First Priority Lien Obligations” within the meaning of the Second Lien Indenture and the Amended and Restated Second Lien Indenture; (B) the Borrower’s Indebtedness under the Second Lien Supplemental Notes and the Amended and Restated Second Lien Indenture constitutes Noteholder Claims within the meaning of the Intercreditor Agreement; and (C) after giving effect to the Fifth Amendment and the Second Lien Note Waiver, to the best of its knowledge, no default or event of default exists under the Second Lien Notes, the Second Lien Supplemental Notes, the Second Lien Indenture or the Amended and Restated Second Lien Indenture as of the Fifth Amendment Effective Date.
     Section 5.7. Amendment Fee. The Borrower shall have paid to the Agent an amendment fee, for the account of each Lender, based upon each Lender’s Commitment, in such amount as set forth in the Fifth Amendment Fee Letter.
     Section 5.8. Upfront Fee. The Borrower shall have paid to the Agent an upfront fee, for the account of each Lender, in respect of each Lender’s Commitment to make its ratable share of the Supplemental Term Loan, in such amount as set forth in the Fifth Amendment Fee Letter.
     Section 5.9. Out-of-Pocket Costs. The Borrower shall have paid any and all reasonable out-of-pocket costs (to the extent invoiced) incurred by the Agent or Banc of America Securities LLC (including the reasonable fees and expenses of the Agent’s legal counsel), and all other fees and amounts payable to the Agent or Banc of America Securities, LLC in connection with this Fifth Amendment.
     Section 5.10. Legal Opinion. The Agent shall have received a favorable legal opinion, addressed to the Agent, from the Borrower’s legal counsel, reasonably acceptable to the Agent in form and substance, opining, among other matters, that (i) the Loan Parties’ entry into and performance of this Fifth Amendment and the Amended Credit Agreement does not contravene the obligations, covenants, or restrictions applicable to the Loan Parties under the Second Lien Indenture or any other material agreement of the Loan Parties, and (ii) the Loan Parties’ execution and delivery of this Fifth Amendment has been duly authorized by all necessary corporate action.
     Section 5.11. Restructuring Plan. The Borrower shall have provided to the Agent a non-binding preliminary term sheet for a stand-alone restructuring plan for the Borrower, and a preliminary analysis of how the Borrower would propose to implement such plan. Such term sheet shall be substantially identical to the term sheet for a stand-alone restructuring provided to the Consenting Noteholders.
     Section 5.12. Liquidity Forecast. The Borrower shall have provided to the Agent its updated weekly liquidity forecast through February 14, 2008.
     Section 5.13. Mortgage Modifications and Memoranda of Subordination. The Borrower shall have duly executed and delivered to the Agent modifications to each of the Mortgage Instruments reflecting the increase in the Obligations as a result of the Supplemental Term Loan Advance, in form and substance reasonably satisfactory to the Agent. The Borrower shall have caused the Trustee to duly execute and deliver to the Agent updated memoranda of subordination with respect to mortgages in favor of the Trustee on the Mortgaged Properties, in form and substance reasonably satisfactory to the Agent. The Borrower shall deliver to the Agent certified copies of each of the duly executed mortgage modifications in favor of the Trustee reflecting the increase in Indebtedness arising under the Amended and Restated Second Lien Indenture due to the issuance of the Second Lien Supplemental Notes. The Borrower shall also deliver to the Agent such other documents, filings and local counsel opinions as the Agent reasonably requires, each in form and content reasonably acceptable to the Agent.
PART 6
Miscellaneous
     Section 6.1. First Priority Lien Obligations. The Borrower represents and warrants that all of the Loans under the Amended Credit Agreement, including without limitation the Term Loans as increased in amount pursuant to the terms of this Fifth Amendment, constitute “First Priority Lien Obligations” within the meaning of the Second Lien Indenture and the Amended and Restated Second Lien Indenture, and constitute “Senior Lender Claims” within the meaning of the Intercreditor Agreement. For the avoidance of doubt, the Borrower hereby designates all of the Loans outstanding under the Amended Credit Agreement, including without limitation the Term Loan as increased in amount pursuant to the terms of this Fifth Amendment, (i) as “First Priority Lien Obligations” within the meaning of the Second Lien Indenture and the Amended and Restated Second Lien Indenture, and (ii) as “Senior Lender Claims” within the meaning of the Intercreditor Agreement.
     Section 6.2. Instrument Pursuant to Existing Credit Agreement. This Fifth Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.
     Section 6.3. Effect. Except as expressly herein amended, the terms and conditions of the Existing Credit Agreement shall remain in full force and effect without amendment or modification, express or implied. The entering into this Fifth Amendment by the Lenders shall not be construed or interpreted as an agreement by the Lenders to enter into any future amendment or modification of the Amended Credit Agreement or any of the other Loan Documents.
     Section 6.4. References in Other Loan Documents. At such time as this Fifth Amendment shall become effective pursuant to the terms of Part 5 hereof, all references in the Existing Loan Documents to the “Credit Agreement” and/or “First Lien Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Fifth Amendment.
     Section 6.5. Counterparts. This Fifth Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Any signature delivered or transmitted by a party by facsimile transmission shall be deemed to be an original signature hereto.
     Section 6.6. Integration. This Fifth Amendment, together with the Loan Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Fifth Amendment supersedes all prior drafts and communications with respect thereto. This Fifth Amendment may not be amended except in writing.
     Section 6.7. Further Assurances. The Borrower agrees to take such further actions as the Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.
     Section 6.8. Governing Law. THIS FIFTH AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.
     Section 6.9. Successors and Assigns. This Fifth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 6.10. Costs, Expenses. The Borrower agrees to pay on demand any and all reasonable costs and expenses of the Agent or Banc of America Securities LLC and all other fees and other amounts payable to the Agent or Banc of America Securities LLC (including, without limitation, the reasonable fees and expenses of counsel to the Agent) in accordance with the terms of Section 11.04 of the Existing Credit Agreement in connection with this Fifth Amendment.
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     IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed and delivered as of the date first written above.

AMERICAN COLOR GRAPHICS, INC.
By:	/s/ Patrick W. Kellick
	Name:	Patrick W. Kellick
	Title:	Senior Vice President /CFO

ACG HOLDINGS, INC.
By:	/s/ Patrick W. Kellick
	Name:	Patrick W. Kellick
	Title:	Senior Vice President /CFO

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Robert Rittlemeyer
	Name:	Robert Rittlemeyer
	Title:	Vice President

BANK OF AMERICA, N.A., as LC Issuer
By:	/s/ Kevin M. Behan
	Name:	Kevin M. Behan
	Title:	Senior Vice President